Exhibit 10.1

Single Touch Systems Inc.
2235 Encinitas Blvd., Suite 210
Encinitas, CA 92024

August 8, 2011

Richard S. Siber
62 Hastings Street, Unit 303B
Wellesley, MA 02481

Single Touch Systems Inc. Board of Directors

Dear Mr. Siber:

We are pleased to send you this letter to confirm certain terms and conditions of your ongoing status as a member of the Board of Directors (the “Board”) of Single Touch Systems Inc. (the “Company”).

1.             Your Duties:

a)           You will be expected to attend (either in person or by teleconference) all regular meetings of the Board, of which we expect to hold approximately four to six per annum,  as well as to attend (either in person or by teleconference), if feasible, any special meetings of the Board and to sign all written consents if you deem appropriate.  In addition, you will be expected to perform such other duties as are reasonably contemplated by your holding office as a director of the Company or which may reasonably be assigned to you by the Board from time to time, including Committee(s) membership.

b)           As a director you will at all times act as a fiduciary in the service of the best interests of the Company.  In addition, you agree to (i) provide all information regarding yourself as the Company requires to satisfy its disclosure obligations under applicable securities laws; and (ii) timely file with the Securities and Exchange Commission all reports and schedules required of you in your personal capacity by virtue of your relationship with the Company (e.g., Forms 3, 4 and 5 as contemplated by Section 16(a) of the Securities Exchange Act of 1934).

c)           As you will appreciate, your time commitment will ultimately be a function of the matters confronting the Company from time to time and matters properly requiring your attention as a director of the Company.

2.             Remuneration:

a)           Annual Options: The Company expects to provide you and other outside directors, for service on the Board, an annual grant of 200,000 five-year stock options under the Company’s 2010 Stock Plan with an exercise price equal to the mean average of the closing sale prices of Company common stock for the 10 trading days immediately before the date of grant (or, the date-of-grant closing sale price of Company common stock on any national securities exchange on which Company common stock is listed, if it has become so listed), which annual options would vest in one lump amount one year after they are granted, subject to continuation of service.  Such stock options shall, if vested on the date of cessation of service, remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

b)           Cash:  You shall receive an annual cash stipend at a rate of of $20,000, payable $5,000 quarterly on the first day of each calendar quarter, for your service on the Board.

c)           Expenses:  Subject to you providing the Company with receipts or other evidence of payment, the Company will pay for or reimburse you for all travelling, hotel and other expenses reasonably incurred by you in connection with attending and returning from Board or Committee meetings or otherwise in connection with the Company's business.  “Reasonable” air travel expenses assume economy class for flights under 4 hours and business class for flights over 4 hours.

3.             Termination of Director Status:

a)           Your status as a Director may be terminated at any time by the vote of the stockholders of the Company (including any failure to elect you for an ensuing term at any annual meeting of stockholders) in accordance with the certificate of incorporation and bylaws of the Company. Any such termination will not affect your rights under options that have become vested, subject to the post-service exercisability period.

b)           You acknowledge and agree that if the stockholders of the Company terminate your status as a Director (including any failure to elect you for an ensuing term at any annual meeting of stockholders), you will have no claim of any kind against the Company by reason of the termination.

c)           You are at liberty to resign from the Board at any time by notice in writing to the Company.

4.             What happens after termination of Director Status?

If your Director status is terminated for any reason or you resign for any reason:

a)           The Company may set off any amounts you owe the Company against any amounts the Company owes to you as a Director at the date of termination except for amounts the Company is not entitled by law to set off;

b)           You must return all the Company's property (including property leased by the Company) to the Company on termination including all written or machine readable material, software, computers, credit cards, keys and vehicles; and

c)           You must not record any confidential information in any form after termination.

5.             Prohibited Activities:

a)           You will not during the term of your Director status engage in a business or an activity that would place you in a position of conflict in respect of the performance of your duties.

b)           The terms of your appointment do not restrict you from accepting appointment as a director of any other company  which is not engaged in the Company’s Business (as defined below), providing consulting services, becoming employed by  or engaging in any other business or other activity whatsoever (subject to Section 5(a) above).  The Company acknowledges and accepts your current roles as set forth on Exhibit A attached hereto.

c)           The parties confirm that it is reasonably necessary for the protection of the Company's goodwill that you agree, and accordingly, you do hereby agree and covenant, that you shall be deemed to have entered into, and shall be bound by all provisions of, the Company’s standard form of Confidential Information and Invention Assignment Agreement.

6.             Protection:

a)           The Company will use reasonable commercial efforts to procure and maintain directors' and officers' liability insurance with a minimum of $5,000,000 Aggregate Limit.

b)           The Company will enter into a standard and customary Indemnification Agreement with you on terms reasonably acceptable to you which will provide for (i) your indemnification by the Company to the fullest extent permitted by law for all acts and/or omissions directly and/or indirectly related to any services provided by you to the Company and (ii)  the advancement of your expenses in the event any action and/or investigation is commenced regarding any  acts and/or omissions directly and/or indirectly related to any services provided by you to the Company.

7.             Miscellaneous

a)           Alterations:  This Letter cannot be amended except in a writing signed by each party.

b)           Entire Agreement:  This Letter constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

c)           Further Action:  Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Letter and the transactions contemplated by it.

d)           Waiver:  A party does not waive a right, power or remedy (or any other right, power or remedy) if it fails to exercise or delays in exercising the right, power or remedy.  A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.  A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

e)           Relationship:  This Letter does not create a relationship of employment, agency or partnership between the parties.  Unless the Board adopts a specific resolution so providing, you do not have authority to bind the Company to any contract or commitment; and you agree not to purport to do so.

f)           Governing Law:  This Letter shall be governed by and construed in accordance with the laws of Delaware (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than Delaware).

g)           Severability:  Any provision of this Letter which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

h)           Counterparts:  This Letter may be executed in counterparts.  All executed counterparts constitute one document.

Please sign and return the attached copy of this Letter to indicate that you have read, understood and accept the terms of your appointment.

Very truly yours,

Single Touch Systems Inc.

By:
Name: Anthony Macaluso
Title: Chairman

Agreed to and accepted by:

______________________________
Richard S. Siber

Exhibit A – Business with Non-Conflicting Involvement of Richard S. Siber